Exhibit 2.15

Service Request# 20187273394

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9068830
KYLE DENOS
11650 SOUTH STATE STREET #240
DRAPER, UT 84020

10-25-2018

ATTN: KYLE DENOS

DESCRIPTION		AMOUNT
7116004 - DNA DYNAMICS, INC. 0250S Merger		
	Expedite Fee, 24 Hour	$100.00
917612 - DNA DYNAMICS, INC. 0250N Merger; Non-Survivor		
	Merger	$75.00
	Receiving/Indexing	$115.00
	Surcharge Assessment-New Castle County	$6.00
	Page Assessment-New Castle County	$27.00
	Data Entry Fee	$5.00
	Court Municipality Fee, Wilm.	$20.00
	TOTAL CHARGES	$348.00
	TOTAL PAYMENTS	$348.00
	BALANCE	$0.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:11 PM 10/23/2018
FILED 01:11 PM 10/23/2018
SR 20187273394 - File Number 917612

STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:The name of each constituent corporation is DNA Dynamics, Inc. , a Wyoming corporation, and DNA Dynamics, Inc. , a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is DNA Dynamics, Inc. , a Wyoming corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on filing .

SIXTH: The Agreement of Merger is on file at 2885 SANFORD AVE SW GRANDVILLE, MI 49418 , the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 2885 SANFORD AVE SW, GRANDVILLE, MI 49418 .

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 17 day of April ,A.D., 2018 .

By: C.G
Authorized Officer

Name: Carl Grant
Print or Type

Title: Chief Executive Officer